SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934
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☐ Preliminary information statement	☐ Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☑ Definitive information statement
Consolidated Capital Institutional Properties/3, LP

(Name of Registrant as Specified in Its Charter)
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INFORMATION STATEMENT
FOR
Consolidated Capital Institutional Properties/3, LP
c/o THE ALTMAN GROUP, INC.
1200 Wall Street
3rd Floor
Lyndhurst, NJ 07071
Dear Limited Partner:
          We are sending you this information statement to inform you that ConCap Equities, Inc., a Delaware corporation, the general partner (the “General Partner”) of Consolidated Capital Institutional Properties/3, LP, a Delaware limited partnership (the “Partnership”), has agreed to sell the Partnership’s apartment complex known as Williamsburg Manor, located in Wake County, North Carolina, (the “Property”), to The Embassy Group LLC, a New York limited liability company (the “Buyer”), an unaffiliated third party, for $10,350,000.
          The Property is owned by CCIP/3 Williamsburg Manor, a Delaware limited liability company (the “Operating Company”). The Partnership owns all of the membership interests of the Operating Company.
          Pursuant to the Partnership’s Limited Partnership Agreement (the “Partnership Agreement”), the consent of the General Partner and holders of a majority of the outstanding units of limited partnership interest in the Partnership (“Units”) is required to approve the sale of substantially all of the Partnership’s assets in the same 12-month period. Because the Partnership currently is marketing for sale substantially all of the Partnership’s assets, the General Partner is obtaining the approval of a majority of the Units. As of July 30, 2009, 382,997 Units were issued and outstanding. As of July 30, 2009, Aimco Properties, L.P. and its affiliates owned 239,212, or approximately 62.46%, of the outstanding Units. As more fully described herein, the General Partner and its affiliates holding greater than 50% of the Units have indicated that they will vote all of their 239,212 Units, or approximately 62.46% of the outstanding Units, in favor of the sale of the Property. Accordingly, approval of the sale is assured. We are providing the attached Information Statement in order to notify you of the background and terms of the sale.
          After the sale closes, we do not estimate that there will be funds available to distribute to the limited partners of the Partnership. This estimate assumes that the sale of the Property is consummated as of June 30, 2009. This is an estimate only, and as explained below, is based upon a number of assumptions.
          This Information Statement contains information about the sale of the Property and the reasons the General Partner has decided that the sale is in the best interests of the Partnership and the limited partners. The General Partner has conflicts of interest in the sale as described in greater detail herein.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY.
          The date of this information statement is August 3, 2009.
          This information statement is being mailed on or about the date hereof to all holders of Units at the close of business on July 30, 2009.

SUMMARY OF THE TRANSACTION
          The following is a brief summary of certain terms of the Operating Company’s proposed sale of the Property pursuant to the terms of the Purchase and Sale Contract, dated as of July 14, 2009, among the Buyer and the Operating Company (the “Purchase Agreement”). For a more complete description of the terms of the Purchase Agreement, see “Summary of the Purchase and Sale Contract” in this information statement.

Buyer	The Embassy Group LLC, a New York limited liability company.

Property to Be Sold by the Partnership	Williamsburg Manor, located in Wake County, North Carolina, together with all the improvements located on the Property. See “Summary of the Purchase and Sale Contract — The Purchased Assets.”

Purchase Price	$10,350,000, subject to certain adjustments as provided in the Purchase Agreement. The purchase price for the Property is payable as follows: (i) $125,000 was paid by the Buyer to First American Title Insurance Company of New York (the “Escrow Agent”) within two business days following the execution of the Purchase Agreement (the “Initial Deposit”), (ii) prior to the expiration of the Feasibility Period, which is scheduled to occur on August 4, 2009, the Buyer is obligated to make an additional deposit of $125,000 to the Escrow Agent (the “Additional Deposit” and together with the Initial Deposit, the “Deposit”), and (iii) the balance of the purchase price is to be paid to the Escrow Agent by wire transfer at the closing. See “Summary of the Purchase and Sale Contract — Purchase Price and Deposit”

Deposit	The Deposit is nonrefundable unless (i) the Buyer exercises its right to terminate the Purchase Agreement because it is unable to secure the financing necessary to purchase the Property, (ii) the Buyer exercises its right to terminate the Purchase Agreement due to certain title exceptions, (iii) the Buyer exercises it right to terminate the Purchase Agreement prior to the expiration of the Feasibility Period, which will occur on August 4, 2009, (iv) the Partnership is unable to secure all required consents, or (v) a claim, which would invalidate the Purchase Agreement if successful, is filed against the Operating Company or the Buyer. The applicable share of the Deposit not refunded will be credited against the purchase price at closing. See “Summary of the Purchase and Sale Contract — Purchase Price and Deposit”

Closing	The closing of the Purchase Agreement, including the sale of the Property, is scheduled to occur on August 24, 2009. The closing date is subject to extension at the option of the Operating Company or the Buyer, pursuant to the terms of the Purchase Agreement. See “Summary of the Purchase and Sale Contract — Closing.”

Closing Conditions	The Operating Company’s obligation to complete the sale of the Property is subject to customary conditions. The Buyer’s obligation to close the sale of the Property is also subject to customary conditions, including securing the financing necessary to purchase the Property and obtaining all consents necessary to consummate the transactions described in the Purchase Agreement, including any necessary amendments to organizational documents in connection therewith. See “Summary of the Purchase and Sale Contract — Conditions to the Parties’ Obligation to Close.”

Representations and Warranties	The Purchase Agreement contains certain customary representations and warranties by the Buyer and the Operating Company. The Operating Company’s representations and warranties survive for a period of six months after the closing. See “Summary of the Purchase and Sale Contract — Representations and Warranties.”

Covenants	The Purchase Agreement contains customary covenants by the Operating Company. See “Summary of the Purchase and Sale Contract — Covenants.”

Termination	The Purchase Agreement contains customary termination rights on behalf of the Buyer and the Operating Company, which include the failure of certain closing conditions to occur, events of default, and certain other material matters with respect to the Property. See “Summary of the Purchase and Sale Contract — Closing,” “— Conditions to the Parties’ Obligation to Close,” “— Default,” and “— Certain Other Termination Rights.”

Damages for Breach of Representations and Warranties	The liability of the Operating Company for a breach of the representations and warranties is capped at $350,000. Additionally, the Buyer may not bring any claim for breach of a representation or warranty by the Operating Company unless the claim for damages exceeds $3,000 (individually or in the aggregate). See “Summary of the Purchase and Sale Agreement — Representations and Warranties.”

Use of Proceeds	The Operating Company intends to use the gross proceeds from the sale of the Property to pay the outstanding indebtedness, transaction related costs and other liabilities of the Operating Company, including certain indebtedness owed to the General Partner and its affiliates and to make distributions to the Partnership. After the payment by the Partnership of outstanding indebtedness, transaction related costs and other liabilities of the Partnership, the General Partner estimates that there will not be funds available for distribution to the partners of the Partnership. See “Use of Proceeds” and “Interests of Certain Persons in the Sale.”

Plans After the Sale	Upon the completion of the sale of the Property and after the payment of the transaction related costs and other outstanding obligations of the Operating Company and the Partnership, the Partnership will continue to hold and operate its remaining apartment complexes known as Sienna Bay Apartments, located in St. Petersburg, Florida; Cedar Rim Apartments, located in New Castle, Washington; Lamplighter Park Apartments, located in Bellevue, Washington; and Tamarac Village Apartments I, II, III, and IV, located in Denver, Colorado. The General Partner is currently marketing for sale the following properties: Sienna Bay, Lamplighter Park Apartments and Tamarac Village Apartments I, II, III, and IV. Although these properties have been listed for sale, it is unknown if and when these properties may be sold. See “Plans After the Sale,” “Legal Proceedings” and “Federal Income Tax Consequences.” The General Partner currently is negotiating a contract with respect to Sienna Bay.
REASONS FOR THE SALE
The General Partner has determined that the sale of the Property is in the best interests of the limited partners. In arriving at such conclusion, the General Partner considered a number of factors, including the factors and information set forth in “Alternatives Considered by the General Partner” and the factors discussed below.
Factors Considered by General Partner.

•	The Partnership has not made any distributions from operations to you since 2003, and we do not expect the Partnership to make distributions in the near future.

•	Construction of the Property was completed in 1972, and given its age, the General Partner believes the Property will likely require substantial capital expenditures in the future for which existing reserves may not be adequate.

•	The Gross Purchase Price to be paid by the Buyer is higher than any of the other offers we and our affiliates received for the Property.

•	The General Partner believes market conditions are currently favorable for selling properties of this type because of the availability of favorable financing terms.

•	The General Partner believes a continuing or future economic downturn or increase in interest rates may make it difficult to find a buyer for the Property at as favorable a price in the future.

•	The General Partner believes that the rental market in Wake County, North Carolina is stagnant, resulting in unchanged rental rates while expenses related to the Property, including maintenance and repair, continue to increase.
          For these reasons and others that were considered by the General Partner in arriving at its decision, the General Partner has approved the sale of the Property and the Purchase Agreement, and, as discussed more fully in “Approval of the Sale,” limited partners affiliated with the General Partner holding a majority of the Units have indicated that they will vote all of their Units in favor of the sale of the Property as described in this Information Statement.
THE SALES PROCESS
          In February, 2009, the Partnership hired Apartment Realty Advisors, a national real estate brokerage firm, to market the Property to be sold pursuant to the Purchase Agreement. The Broker marketed the Property nationally to prospective buyers known to be interested in the acquisition of multifamily housing projects similar to the Property. Approximately 67 offering memorandums were sent to prospective buyers of the Property. The Broker received offers from 13 potential purchasers, including the Buyer. The General Partner evaluated prospective purchasers and offers in terms of price offered, feasibility of the proposed transaction, credibility of the prospective purchaser and ability of the prospective purchaser to close. The General Partner chose to accept the offer by the Buyer described in this information statement based on these criteria. Neither the General Partner nor its affiliates bid on the Property.
          The Operating Company and the Buyer executed the Purchase Agreement on July 14, 2009. The purchase price for the Property is $10,350,000.
THE BUYER
          The Buyer, which is not affiliated with the Operating Company or the Partnership, agreed to acquire the Property through an arms-length negotiation. The Buyer has an office located at 13 College Road, Suite 203, Airmont, New York 10952. The phone number for the Buyer is (845) 504-3151. The Buyer may assign its rights to acquire the Property to its affiliates so long as the Buyer is not released from its liability under the Purchase Agreement and the Buyer provides written notice to the Operating Company of any proposed assignment no later than 10 days prior to the closing date. The Buyer and its affiliates are in the business of operating residential rental housing and the Buyer has informed the General Partner that it or its affiliates plans to operate the Property following the sale. Neither the General Partner nor its affiliates has conducted business with the Buyer or its affiliates since December 2008.
THE PROPERTY
          The Operating Company has owned and operated the Property, a 183-unit apartment complex located in Wake County, North Carolina, since November 30, 1994. There is a first mortgage loan on the Property with an unpaid principal balance and accrued interest of approximately $4,907,263 as of June 30, 2009. The loan encumbering the Property will be repaid at the closing from the proceeds of the purchase price. The Partnership has other indebtedness of approximately $4,504,791 as of June 30, 2009, including $4,376,329 of indebtedness owed to an affiliate of the General Partner.
ALTERNATIVES CONSIDERED BY THE GENERAL PARTNER
          As alternatives to the sale of the Property to the Buyer, the General Partner considered the continued ownership and operation of the Property by the Partnership.
APPROVAL OF THE SALE
          The General Partner approved the sale and determined that it is in the best interests of the Partnership and the limited partners.
          Section 2.01 of the Partnership Agreement permits the General Partner to cause the Partnership to sell all or substantially all of the assets of the Partnership in a single sale, or in multiple sales in the same 12-month period, with the approval of limited partners holding a majority of the then outstanding Units. In addition to the sale of the Property, the General Partner is currently marketing for sale the following properties: Sienna Bay Apartments in St. Petersburg, Florida; Lamplighter Park Apartments, located in Bellevue, Washington; and Tamarac Village Apartments I, II, III, and IV, located in Denver, Colorado. Although these properties have been listed for sale, it is unknown if and when these properties may be sold.
          As of July 30, 2009, the Partnership had approximately 6,786 limited partners who collectively own 382,997 outstanding Units. Each Unit represents approximately .0003% of the outstanding Units. As of July 30, 2009, affiliates of the General Partner owned 239,212 Units, or approximately 62.46% of the outstanding Units. These affiliates of the General Partner have notified the General Partner that they will consent in writing to the sale of the Property and the Purchase Agreement.
          Upon the execution of such written consent, the holders of a majority of the Units will approve the sale of the Property and the Purchase Agreement, and, as a result, no vote of any other Unit holder will be necessary to approve the sale or the Purchase Agreement. Accordingly, the Partnership is not soliciting any other votes.
In addition, the written consent will authorize the Operating Company, in its discretion, to reduce the gross purchase price for the Property up to 10% and make any other amendments to the Purchase Agreement (including, without limitation, the purchaser, the closing date, due diligence duties and closing conditions) which, in the Operating Company’s opinion, are necessary, appropriate or desirable in connection with the sale and that do not materially and adversely affect the Partnership. Such written consent will become effective 20 days after the mailing of this information statement. This information statement will constitute notice to the limited partners of the Partnership with respect to this matter as required by Article XIV of the Partnership Agreement.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
          As of the date of this Information Statement, none of our directors or officers own any Units. Set forth below are all persons and entities known by the Partnership to be a beneficial owner of more than 5% of any class of limited partnership interest in the Partnership as of July 30, 2009:

	Number of
Name and Address	Limited	Percent of
Of Beneficial Owner	Partnership Units	Class

Aimco Properties, L.P. (1)	119,557.6	31.22%
4582 S. Ulster St. Parkway Suite 1100 Denver, CO 80237

Aimco IPLP, L.P.	44,867.7	11.71%
55 Beattie Place Greenville, SC 29602

Madison River Properties, LLC	46,747.4	12.21%
55 Beattie Place Greenville, SC 29602

Cooper River Properties, LLC	28,039.3	7.32%
55 Beattie Place Greenville, SC 29602

Total:	239,212	62.46%

(1)	Aimco Properties, L.P. is the operating partnership of Apartment Investment and Management Company (“Aimco”). The general partner of Aimco Properties, L.P. is Aimco-GP, Inc., which is a wholly owned subsidiary of Aimco. Through Aimco-GP, Inc. and Aimco-LP Trust, of which Aimco is the sole beneficiary, Aimco owns approximately 90% of Aimco Properties, L.P. Together, Aimco and Aimco Properties, L.P. directly or indirectly own 100% of Madison River Properties, LLC and Cooper River Properties, LLC.

PARTNER PROPOSALS
          In accordance with the terms of the Partnership Agreement, the Partnership does not have annual meetings. Thus, there is no deadline for submitting partner proposals as set forth in Rule 14a-5 under the Securities Exchange Act of 1934, as amended. The limited partners may call a special meeting to vote upon matters permitted by the Partnership Agreement with the prior consent of at least 10% of the outstanding Units.
FORWARD-LOOKING STATEMENTS
          Certain statements made herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words such as “believes,” “intends,” “expects,” “anticipates” and similar words or phrases. Such statements are based on current expectations and are subject to risks, uncertainties and assumptions. Should any of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Factors that could cause actual results to differ materially from those in our forward-looking statements include the ability of the local general partners to sell the underlying properties on economically advantageous terms, real estate and general economic conditions in the markets in which the properties are located and changes in federal and state tax laws that may create tax disadvantages for certain distributions, some of which may be beyond our control. Given these uncertainties, limited partners are cautioned not to place undue reliance on our forward-looking statements.
INTEREST OF CERTAIN PERSONS IN THE SALE
          The General Partner has interests, some of which are in conflict with the interests of the limited partners, with respect to the sale. A general partner generally is liable for all recourse debts and other liabilities of a partnership when the partnership’s assets are insufficient. A sale of the Property reduces the General Partner’s liability for existing and future Partnership debt and liabilities. As noted above, Aimco, an affiliate of the General Partner, and its affiliates, own 62.46% of the Units and would receive their corresponding share of distributable sales proceeds should a distribution be made. The General Partner does not anticipate a distribution to the Partnership’s limited partners in connection with a sale of the Property.
          In addition, a portion of the proceeds from the sale of the Property, after payment of certain transaction costs, will be used to repay indebtedness of the Partnership owed to the General Partner, including accrued interest thereon, estimated to be $4,376,329 as of June 30, 2009. This amount represents advances to the Partnership from the General Partner and accrued interest thereon as well as unpaid fees and reimbursements.
USE OF PROCEEDS
          We estimate that we will use the gross proceeds from the sale as follows (subject, however, to such reductions in the purchase price and reallocations in the proceeds as determined by the General Partner, in its reasonable discretion, to address objections made by the Buyer to the condition of the Property):

Gross purchase price	$10,350,000
Plus: Cash and cash equivalents	26,440
Plus: Other partnership assets	89,291
Less: Mortgage debt, including accrued interest	(4,907,263)
Less: Prepayment penalty	(468,458)
Less: Loans from General Partner, including accrued interest	(4,350,502)*
Less: Accounts payable, accrued expenses and other liabilities	(154,289)**
Less: Estimated closing costs, including transfer taxes	(227,700)
Less: Reserve for contingencies	(207,000)
Less: Estimated state withholding taxes	(150,518)

TOTAL	None

Net proceeds distributable to all partners	None

*	After this payment, the amount of loans from the General Partner will be $3,988,110 (based on June 30, 2009 information), which will be paid from future operating cash or proceeds from capital transactions.

**	$25,827 of this amount is payable to the General Partner and/or its affiliates. After this payment, the amount payable will be $194,535 (based on June 30, 2009 information) which will be paid from future operating cash or proceeds from capital transactions.
          These estimates assume that the closing of the sale occurred as of June 30, 2009, and are based on information known to the General Partner at this time. These figures will adjust based upon the fact that closing will occur after June 30, 2009. Of course, many factors could cause the actual use of proceeds to vary from these estimates, including delays or unforeseen complications with the closing or contingent liabilities of the Partnership.
          For North Carolina income tax purposes, the Partnership generally is required to withhold North Carolina income tax from each nonresident Partner’s distributive share of North Carolina taxable income. If the nonresident Partner is a corporation, partnership, trust (other than a grantor trust) or estate, the Partnership is not required to withhold the tax on that Partner’s distributive share of North Carolina taxable income provided the Partner files Form NC-NPA, Nonresident Partner Affirmation, with the Partnership, and the Partnership attaches the completed Form NC-NPA to its North Carolina Partnership income tax return. If a nonresident partner is a tax-exempt organization as described in Section 501 of the Internal Revenue Code of 1986, as amended, the Partnership is not required to withhold the tax unless the Partner’s distributive share of North Carolina taxable income would constitute unrelated business taxable income to the tax-exempt organization. A nonresident Partner filing a North Carolina income tax return may claim a credit for any tax withheld by the Partnership with respect to such Partner. Each Partner is urged to consult his, her or its own tax advisor regarding whether such Partner may be entitled to claim a refund of any North Carolina taxes withheld by the Partnership on behalf of such Partner.

FEDERAL INCOME TAX CONSEQUENCES
          The tax consequences to you of a sale of the Property may be significant. The following discussion briefly summarizes the typical material aspects of the federal income tax consequences for the limited partners that should be considered in connection with the sale; however, the tax consequences to you could be materially different for a variety of reasons. The discussion is based on current law, which is subject to change (possibly with retroactive effect), and does not consider state, local and foreign income tax aspects of the sale. For purposes of this tax discussion, references to “I.R.C. Section” are to sections of the Internal Revenue Code of 1986, as amended. THIS DISCUSSION DOES NOT ADDRESS SPECIAL CONSIDERATIONS AND RULES APPLICABLE TO LIMITED PARTNERS THAT ARE TAX-EXEMPT OR FOREIGN ENTITIES.
          THE FOLLOWING DISCUSSION DOES NOT CONSTITUTE TAX ADVICE NOR DOES IT ATTEMPT TO PRESENT ALL ASPECTS OF THE FEDERAL INCOME TAX LAWS (OR ANY ASPECT OF STATE, LOCAL OR FOREIGN TAX LAWS) RELATED TO THE SALE OF THE PROPERTY. EACH LIMITED PARTNER SHOULD CONSULT AND MUST RELY UPON HIS, HER OR ITS OWN TAX ADVISOR IN ORDER TO UNDERSTAND FULLY THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND ESTATE AND GIFT TAX CONSEQUENCES TO HIM, HER OR IT ARISING FROM THE SALE.
          Tax Consequences if the Property is Sold. For a typical limited partner, the General Partner estimates the total taxable income will be approximately $13 per Unit. The total taxable income is estimated to consist of Section 1231 gain of $14 per Unit (treated as “unrecaptured Section 1250 gain” of $7 per Unit and long-term capital gain of $7 per Unit) and an ordinary loss of $1 per Unit.
          The Partnership will recognize gain from the sale of the Property to the extent that the amount the Partnership realizes from that sale exceeds its adjusted basis in the Property. The Partnership’s amount realized from the sale includes the sum of cash it receives from the Buyer plus the fair market value of any property it receives other than money. If the Buyer assumes or takes the Property subject to liabilities, which encumber the Property, the face amount of those liabilities also is included in the Partnership’s amount realized as though the Buyer had made a cash payment to the Partnership in the same amount. Selling expenses of the Partnership, such as brokerage commissions, legal fees, and title costs, reduce the Partnership’s amount realized. Any gain recognized by the Partnership will be allocated to the partners, including the limited partners, in accordance with the Partnership Agreement. The amount of selling expenses is an estimate based on a number of assumptions with respect to closing costs discussed under “Use of Proceeds.”
          Any gain recognized by the Partnership with respect to the sale of the Property generally will constitute gain arising from the sale of property used in the Partnership’s trade or business under I.R.C. Section 1231 (“I.R.C. Section 1231 gain”). Each limited partner will be allocated its share of the Partnership’s I.R.C. Section 1231 gain. In general, if the combination of all I.R.C. Section 1231 gains and losses of a particular limited partner for a taxable year results in a net gain, all of such gains and losses will be characterized as long-term capital gains and losses.

If the combination results in a net loss, all of such gains and losses will be characterized as ordinary gains and losses. However, notwithstanding the foregoing, gains from the sale or exchange of I.R.C. Section 1231 property, if any, will be treated as ordinary income to the extent of a limited partner’s unrecaptured net I.R.C. Section 1231 losses for the five most recent years. As a result, all or a portion of any I.R.C. Section 1231 gain, if any, from the sale of the Property allocated to a limited partner may be treated as ordinary income, rather than long-term capital gain, if the limited partner has had net unrecaptured I.R.C. Section 1231 losses in prior years.
          Under I.R.C. Section 1245, gain, if any, recognized by the Partnership from the sale of any of its depreciable or amortizable personal property and certain statutorily designated real property, i.e., “depreciation recapture gain,” is re-characterized as ordinary income and will be allocated to the partners as such. The amount of the Partnership’s depreciation recapture gain equals the amount by which the lower of the (i) amount realized, or (ii) recomputed basis (i.e., the property’s basis plus all amounts allowed or allowable for depreciation) of the transferred property exceeds that property’s adjusted basis. The General Partner does not anticipate that the Partnership will have any Section 1245 gain or loss on the sale.
          Under I.R.C. Section 1250, no portion of the gain recognized by the Partnership upon the disposition of its residential rental real property generally is re-characterized as ordinary income because such property is depreciated using the straight-line method. However, under I.R.C. Section 291(a)(1), a portion of a corporation’s capital gain from the disposition of residential rental real property is re-characterized as ordinary income. The portion that is re-characterized equals 20% of the amount that would have been treated as ordinary income under I.R.C. Section 1245 if the transferred property were I.R.C. Section 1245 property (which generally would be all depreciation deductions previously claimed). Therefore, under I.R.C. Section 291(a)(1), corporate limited partners of the Partnership may recognize ordinary income upon a disposition of the Partnership’s residential rental real property.
          In the case of limited partners of the Partnership that are individuals, estates, or trusts, the application of I.R.C. Section 1250 will not require those taxpayers to recognize gain taxable as ordinary income; however, those limited partners may be allocated Section 1231 gain from the Partnership’s sale of the Property that is taxed as “unrecaptured I.R.C. Section 1250 gain.” Unrecaptured I.R.C. Section 1250 gain generally is equal to the gain on the sale of real property that is attributable to straight-line depreciation. The current maximum federal tax rate applicable to unrecaptured I.R.C. Section 1250 gain currently is 25%.
          In the case of limited partners that are individuals, trusts, or estates, gain from the sale of the Partnership’s property that is not taxed as ordinary income or as unrecaptured I.R.C. Section 1250 gain generally is taxed at a current maximum capital gains tax rate of 15%. Gain from the sale of the Partnership’s property that is allocated to limited partners that are corporations is not subject to preferential capital gains tax rates. As indicated above, the General Partner estimates that the limited partners will be allocated I.R.C. Section 1231 gain. The General Partner anticipates that a portion of this Section 1231 gain will be treated as unrecaptured I.R.C. Section 1250 gain as indicated above; provided, that a portion of the Section 1231 gain may be treated as ordinary income if the limited partner has unrecaptured net I.R.C. Section 1231 losses for the five most recent years, as discussed above.

          If a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit, such items may be used to reduce any tax liability that arises with respect to any gain resulting from the sale of the Partnership’s property and allocated to that limited partner. The determination of whether a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit that may reduce any gain resulting from the sale will depend upon each limited partner’s individual circumstances. Limited partners are urged to consult with their tax advisors in this regard.
          Distributions of Cash. A distribution of cash (including a deemed distribution of cash under I.R.C. Section 752 as a result of a reduction in a limited partner’s share of Partnership liabilities) by the Partnership to a limited partner other than in liquidation of a limited partner’s Units will result in taxable gain only to the extent that the distribution (including a deemed cash distribution) exceeds the limited partner’s adjusted tax basis in his, her or its Units and will not result in taxable loss. Generally, any gain recognized by a limited partner arising from such a cash distribution (including a deemed cash distribution) by the Partnership will be treated as capital gain from the sale of a limited partner’s Units.
          As shown under “Use of Proceeds,” there will not be any proceeds available for distribution to the limited partners from the sale of the Property. Accordingly, limited partners will be required to use funds from sources other than the Partnership in order to pay any tax liabilities that may arise as a result of the recognition of gain from the sale of the Property.
          Certain Proposed Tax Changes in the Obama Administration’s Fiscal Year 2010 Budget. Proposals in the Obama Administration’s Fiscal Year 2010 Budget that may be relevant to individual limited partners earning an annual minimum income of $250,000 (married) and $200,000 (single) include the following: (i) a proposed increase in the top individual ordinary income tax rates to 36% and 39.6% from 33% and 35%, effective for tax years beginning after December 31, 2010, (ii) a proposed increase in the income tax rate on capital gains and dividends to 20% from 15% effective for tax years beginning after December 31, 2010; and (iii) a proposed limitation on deductibility of itemized deductions that limits the tax benefit rate resulting from such deductions to 28% effective for tax years beginning after December 31, 2010 (the current limitation on deductibility of itemized deductions is currently scheduled to expire for tax years beginning after December 31, 2009). It is uncertain whether the foregoing proposals will ultimately be enacted, whether such proposals will be modified before enactment, or whether new proposals relevant to limited partners will be enacted in the future. In addition, the foregoing proposals will not apply to a sale of the Property that is consummated in 2009. Limited partners are urged to consult their tax advisors with respect to possible tax law changes.
          IRS Circular 230 Disclosure. To ensure compliance with IRS Circular 230, limited partners are hereby notified that: (i) any discussion of federal tax issues in this Information Statement was not intended or written to be relied upon, and cannot be relied upon by limited partners for the purpose of avoiding penalties that may be imposed on limited partners under the Internal Revenue Code of 1986, as amended; (ii) such discussion is written in connection with the promotion or marketing of the transactions or matters addressed in this Information Statement; and (iii) limited partners should seek tax advice based on their particular circumstances from an independent tax advisor.

NO APPRAISAL RIGHTS
          Limited partners are not entitled to dissenters’ appraisal rights under applicable law or the Partnership Agreement in connection with the sale of the Property.
REGULATORY APPROVALS
          Other than the filing and distribution of this information statement, no regulatory approvals are required for the sale.
PLANS AFTER THE SALE
          Upon the completion of the sale of the Property and after the payment of the transaction related costs and other outstanding obligations of the Operating Company and the Partnership, the Partnership will continue to hold and operate its remaining apartment complexes known as Sienna Bay Apartments, Cedar Rim Apartments, Lamplighter Park Apartments, and Tamarac Village Apartments I, II, III, and IV. The General Partner is currently marketing for sale the following properties: Sienna Bay Apartments, located in St. Petersburg, Florida; Lamplighter Park Apartments, located in Bellevue, Washington; and Tamarac Village Apartments I, II, III, and IV, located in Denver, Colorado. Although these properties have been listed for sale, it is unknown if and when these properties may be sold. The General Partner currently is negotiating a purchase agreement with respect to the sale of Sienna Bay. Potential sales will depend, among other things, on obtaining prices, terms and conditions that are reflective of the General Partner’s view as to the fair market value of the properties. Although the future operating results of the Partnership and future sales price of the properties owned indirectly by the Partnership are uncertain, the operating performance of the Partnership’s properties may improve in the future or the private resale market for properties could improve over time, which, in turn, may result in higher property values, making a sale of the Partnership’s properties a more attractive option in the future. Such values, however, are also a function of the interest rate environment at the time. Another significant factor considered by the General Partner is the likely tax consequences of a sale of a property for cash. Such a transaction would likely result in tax liabilities for many limited partners. See also “Federal Income Tax Consequences — Tax Consequences if the Property is Not Sold.”
PARTNERSHIP BUSINESS
          The Partnership is a publicly held limited partnership originally organized under the California Uniform Limited Partnership Act, as amended, on May 23, 1984 and redomesticated in Delaware on October 6, 2008. ConCap Equities, Inc., a Delaware corporation is the General Partner of the Partnership. The General Partner is a subsidiary of Aimco, a publicly traded real estate investment trust.
          The Partnership’s primary business is to hold and operate real estate properties for investment. Through its public offering of Units, the Partnership sold 383,033 Units aggregating approximately $95,758,000. The General Partner owns a one percent interest in the Partnership. Since its initial offering, the Partnership has not received, nor are the limited partners required to make, additional capital contributions.

          The Partnership was originally formed to make loans secured by interests in income-producing real estate properties. It originally made loans under a master loan arrangement and took interests in 12 properties with the proceeds of its public offering. Through a series of transactions, the Partnership acquired all 12 properties in full settlement of liabilities under the master loan. The Partnership has sold some of the properties (other than the Property), including Park Capitol Apartments in June 2008, Hidden Cove by the Lake Apartments in August 2007, Corporate Center in October 1999, South City Business Center in June 1999, and City Heights Apartments in November 1998.
          The Partnership has no employees. Management and administrative services are performed by the General Partner and by agents retained by the General Partner. An affiliate of the General Partner provides property management services.
          The General Partner intends to maximize the operating results and, ultimately, the net realizable value of the Partnership’s assets in order to maximize the return for the limited partners. The Partnership evaluates the Property periodically to determine the most appropriate strategy.
          Certain Partnership financial information is incorporated by reference to the audited financial statements for the Partnership’s 2007 and 2008 fiscal years set forth in Part II, Item 7 of the Partnership’s Annual Report on Form 10K for the fiscal year ended December 31, 2008 (the “2008 10K”) filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2009 and the unaudited financial statements for the three months ended March 31, 2009 filed with the SEC on May 12, 2009 (the “First Quarter 10Q”).
          For information on certain pending and ongoing litigation and governmental investigations, please refer to the 2008 10K and the First Quarter 10Q.
PARTNERSHIP PROPERTIES
          The following table sets forth the Partnership’s current investment in real property:

Property	Date of Purchase	Type of Ownership	Use

Cedar Rim Apartments, New Castle, Washington	April 1991	Fee ownership, subject to first mortgage	Apartment — 104 units

Lamplighter Park Apartments, Bellevue, Washington	April 1991	Fee ownership, subject to first and second mortgages	Apartment — 174 units

Tamarac Village Apartments I, II, III and IV, Denver, Colorado	June 1992	Fee ownership, subject to first mortgage	Apartment — 564 units

Williamsburg Manor	November 1994	Fee ownership,	Apartment — 183 units

Property	Date of Purchase	Type of Ownership	Use

Apartments, Cary, North Carolina (1)		subject to first mortgage

Sienna Bay Apartments, St. Petersburg, Florida	November 1994	Fee ownership, subject to first mortgage	Apartment — 276 units

(1)	The Property is owned directly by the Operating Company.
SUMMARY OF THE PURCHASE AND SALE CONTRACT
          The following summarizes the material terms and conditions of the Purchase Agreement. Nothing in this Information Statement is intended to modify the terms of the Purchase Agreement.
The Purchased Assets
          The Operating Company has agreed to sell all of the Operating Company’s interest in and to the Property, together with all the improvements located on the Property. Subject to the Buyer’s right to elect to exclude certain items pursuant to the terms and conditions of the Purchase Agreement, the Buyer has agreed to assume the Operating Company’s liabilities and obligations under the Property’s contracts, equipment leases, purchase orders, maintenance, service and utility contracts (to the extent assignable) and the Property’s tenant leases after the closing.
Purchase Price and Deposit
          The purchase price for the Property is $10,350,000, payable as follows: (i) $125,000 was paid by the Buyer to the Escrow Agent within two days following the execution of the Purchase Agreement, (ii) prior to the expiration of the Feasibility Period, which will occur on August 4, 2009, the Buyer is obligated to pay the $125,000 Additional Deposit, and (iii) the balance of the purchase price is to be paid at the closing. The Deposit is nonrefundable unless (i) the Buyer exercises its right to terminate the Purchase Agreement because it is unable to secure the financing necessary to purchase the Property, (ii) the Buyer exercises its right to terminate the Purchase Agreement due to certain title exceptions, (iii) the Buyer exercises it right to terminate the Purchase Agreement prior to the expiration of the Feasibility Period, which will occur on August 4, 2009, (iv) the Partnership is unable to secure all required consents, or (v) a claim, which would invalidate the Purchase Agreement if successful, is filed against the Operating Company or the Buyer. The applicable share of the Deposit not refunded will be credited against the purchase price at closing.
          The Buyer is entitled to receive a credit at the closing in the amount of the received but unapplied balance of all security, damage or other refundable deposits required to be paid by tenants under the leases, plus interest thereon as may be required by the applicable lease or state law. In addition, to the extent the Operating Company has received any payments from tenants for operating expenses, taxes, utilities, retroactive rental escalations, or other charges payable by tenants under the leases allocable to periods after the closing, the Buyer will receive a credit for such amounts at the closing.
Feasibility Period
          From the date of the execution of the Purchase Agreement to and including August 4, 2009 (the “Feasibility Period”), the Buyer and its consultants have the right to enter the Property to, among other things, conduct customary studies, tests, examinations, inquiries, inspections and investigations concerning the Property, to review documents and records related to the Property and otherwise confirm any and all matters which the Buyer may reasonably desire to confirm with respect to the Property. The Buyer has indemnified the Operating Company from and against any and all claims, damages, costs and liabilities arising from or related to the Buyer’s or its consultants’ entry onto the Property and their inspections and investigations.
          The Buyer has the right to terminate the Purchase Agreement by giving written notice to that effect to the Operating Company on or before the expiration of the Feasibility Period. If the Buyer provides such notice, the Purchase Agreement will terminate and be of no further force and effect, and the Initial Deposit will be returned to the Buyer (subject to the return by the Buyer of any documents or information provided by the Partnership with respect to the Property). If the Buyer fails to provide the Operating Company with written notice of termination prior to the expiration of the Feasibility Period, the Buyer’s right to terminate during the Feasibility Period will be waived permanently, the Purchase Agreement will remain in full force and effect and the Deposit will be non-refundable except in the event of a default by the Operating Company as described below.
Pre-Closing Deliveries and Obligations
          The Purchase Agreement requires the Operating Company to deliver certain documents relating to the Property to the Buyer, including a rent roll with all pertinent information relating to the tenants and leases. The Operating Company is responsible for payment of the basic premium for the title insurance policy. The Buyer is responsible for all other costs related to the procurement of the title policy and any requested endorsements and for the cost of a current survey or any update to the survey.
          The Buyer has the right to give written notice to the Operating Company of any objection the Buyer has to any matter identified in the updated title documents (other than those identified as “Permitted Exceptions” in the Purchase Agreement) within five days of receiving the updated title documents.
          On or before the expiration of the Feasibility Period, the Buyer has the right to deliver written notice to the Operating Company identifying any contract relating to the ownership, maintenance, construction, repair or operation of the Property that the Buyer wishes to terminate at closing. If any such contract cannot, by its terms, be terminated, the Buyer agreed to assume such contract. Any contract not identified by the Buyer in such notice will be assumed by the Buyer. The Buyer is responsible for any penalties or fees associated with the termination of any contracts it wishes to have terminated. The Buyer is responsible for obtaining any necessary consents with respect to any contracts it assumes, and has indemnified the Operating Company from and against any and all claims, damages, costs and liabilities arising from or related to the Buyer’s failure to obtain any such consent.
Closing
          The sale of the Property is scheduled to occur on August 24, 2009. The Operating Company, has the option, by delivering written notice to the Buyer, of extending the closing to (i) August 31, 2009, (ii) October 8, 2009, or (iii) to any other date the Operating Company reasonably determines is desirable in connection with the payoff of the mortgage loan encumbering the Property provided that any extension in each of the foregoing instances will be no later than the date of the Buyer’s mortgage loan commitment or rate lock expires. The Buyer also has a right to extend the closing by 15 days, provided that the Buyer delivers to the Escrow Agent an additional deposit of $50,000.
Closing Prorations and Post Closing Adjustments
          All normal and customarily proratable items will be prorated as of the closing date.
          Unless otherwise provided in the Purchase Agreement, the Operating Company is entitled to receive all income, and is liable for all expenses, relating to the operation of its property for the period prior to the closing date, and the Buyer is entitled to receive all income, and is liable for all expenses, for the period commencing on the closing date for the Property. The Operating Company will prepare a proration schedule prior to Closing. Such adjustments shall be paid by the Buyer to the Operating Company (if the prorations result in a net credit to the Buyer) or by the Operating Company to the Buyer (if the prorations result in a net credit to the Operating Company), by increasing or reducing the cash that the Buyer will pay at Closing.
Representations and Warranties
          The Purchase Agreement contains certain customary representations and warranties by the Operating Company under the Purchase Agreement. These representations and warranties include representations and warranties regarding existence and qualification; authority; non-contravention of existing contracts; validity and enforceability of the Purchase Agreement; possessory interest in the Property; “non-foreign person” status; litigation; governmental violations; material defaults under property contracts; and accuracy of the Property’s rent roll. The Operating Company’s representations and warranties survive for a period of six months after the closing. Except for the Operating Company’s specific representations, the Property is expressly being sold and purchased “as is,” “where is,” and “with all faults.” The Operating Company’s liability for any breach of a representation or warranty by the Operating Company is capped at $350,000. Additionally, the Buyer agreed not to bring any claim for breach of a representation by the Operating Company unless the claim for damages exceeds $3,000 (individually or in the aggregate).
          The Purchase Agreement also contains certain customary representations and warranties by the Buyer.

Covenants
          The Operating Company has agreed that it will continue to operate the Property in the ordinary course of business. The Operating Company has also agreed to certain additional covenants which may affect the operation of the Property prior to closing, including restrictions on entering into new property contracts and leases, a commitment to provide the Buyer with an updated rent roll at the closing, restrictions on making material alterations to the Property or removing any material fixtures or tangible personal property, and restrictions on the creation of liens and encumbrances.
Conditions to the Parties’ Obligation to Close
          The Operating Company’s Conditions to Closing
          The Operating Company’s obligation to complete the sale of the Property is subject to certain customary conditions. Such conditions include, among other things, the following:
•	Receipt by the Operating Company of all consents, documentation and approvals necessary to consummate and facilitate the transactions contemplated by the Purchase Agreement; and

•	The absence of any pending, or to the knowledge of the Buyer or the Operating Company, any litigation or threatened litigation which, if determined adversely, would restrain the consummation of the transactions contemplated by the Purchase Agreement or declare any covenants of the Buyer to be illegal, void or nonbinding.
          If the conditions to closing fail, then the Operating Company may elect to either waive such condition or terminate the Purchase Agreement in its entirety. In such instance, the Deposit may or may not be returned to the Buyer, depending on the circumstances surrounding the failure of the specific condition.
The Buyer’s Conditions to Closing
          The Buyer’s obligation to complete the sale of the Property, is also subject to certain customary conditions. Such conditions include, among other things, the following:
•	Neither the Operating Company nor the General Partner can be a debtor in any bankruptcy proceeding or have been a debtor in any bankruptcy proceeding in the last six months; and

•	The absence of any pending, or to the knowledge of the Buyer or the Operating Company, any litigation or threatened litigation which, if determined adversely, would restrain the consummation of the transactions contemplated by the Purchase Agreement or declare any covenants of the Operating Company to be illegal, void or nonbinding.

          If such conditions fail, then, subject to the terms of the Purchase Agreement, the Buyer has the option of either waiving such condition or terminating the Purchase Agreement. In such instance, depending on the circumstances surrounding the failure of the specific condition, the Deposit may be returned to the Buyer.
Default
          If the Buyer defaults in its other obligations under the Purchase Agreement and does not cure the same within the cure period, if any, provided therein, then the Purchase Agreement will be automatically terminated and the Buyer will forfeit the Deposit. The Operating Company has waived the remedies of specific performance and additional damages from the Buyer (other than with respect to certain indemnification obligations on the part of the Buyer as set forth in the Purchase Agreement).
          If the Operating Company defaults in its obligations under the Purchase Agreement and does not cure the same within the cure period provided therein, then the Buyer may either seek specific performance of the Operating Company’s obligations under the Purchase Agreement (but not damages), subject to certain conditions, or terminate the Purchase Agreement in its entirety. If the Buyer elects to terminate the Purchase Agreement, the Deposit is to be returned to the Buyer, subject to the Buyer’s obligation to return the due diligence materials provided to the Buyer. Additionally, if the Buyer elects to terminate the Purchase Agreement, the Buyer may recover (as its sole recoverable damages) direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties) in an amount not to exceed $30,000 per property.
Certain other Termination Rights
          The Buyer has the right to terminate the Purchase Agreement in its entirety upon major property damage to the Property (cost of repairs exceed $500,000) or condemnation of a material portion of the Property. In the event the Buyer elects not to terminate the Purchase Agreement, the Buyer will receive either (i) all insurance proceeds pertaining to any such damage (or the proceeds of any condemnation award) and a credit against the purchase price in the amount of any deductible payable by the Operating Company in connection therewith or (ii) the full purchase price less a credit to the Buyer in the amount necessary to repair the damage (less any amounts which may already have been spent by the Operating Company to repair the damage).
Expenses and Closing Costs
          The Buyer is responsible for paying any transfer, sales, use, gross receipts or similar taxes, any premiums or fees required to be paid by the Buyer for the title policy as described above, and one-half of the customary closing costs of the Escrow Agent. The Operating Company is responsible for paying the applicable North Carolina real property transfer tax for the conveyance of the Property and any transfer, sales, use, gross receipts or similar taxes imposed on the Operating Company, the cost of recording any instruments required to discharge any liens or encumbrances against the Property, the base premium for the title policy and one-half of the customary closing costs of the Escrow Agent.
          In addition, the Operating Partnership agreed to pay any fees, commissions, and expenses due and owing to the Broker pursuant to a separate agreement.

WHERE YOU CAN FIND MORE INFORMATION
          We are subject to the informational requirements of the Exchange Act and are required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an Internet site at http:\\www.sec.gov that contains reports, proxy and information statements regarding issuers, including us, that file electronically with the SEC.
          You should only rely on the information provided in this information statement or any supplement. We have not authorized anyone else to provide you with information. You should not assume that the information in this information statement or any supplement is accurate as of any date other than the date on the front of this information statement or the supplement.
          All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this information statement will also be deemed to be incorporated herein by reference and will automatically update information in this information statement.
          You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:
c/o THE ALTMAN GROUP, INC.
1200 Wall Street
3rd Floor
Lyndhurst, NJ 07071
Telephone: (800) 217-9608
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
          Only one information statement is being delivered to multiple limited partners sharing an address unless the Partnership has received contrary instructions from one or more of the limited partners.
          The Partnership will undertake to deliver promptly upon written or oral request a separate copy of this information statement to a limited partner at a shared address to which the Partnership delivered a single copy of the information statement. If a limited partner wishes to notify the Partnership that he or she wishes to receive a separate copy of this information statement, the limited partner may contact the Partnership as follows:

By mail:	c/o THE ALTMAN GROUP, INC.
1200 Wall Street
3rd Floor
Lyndhurst, NJ 07071
By telephone:	(800) 217-9608
By facsimile:	(201) 460-0050

          A limited partner may also use the above telephone number, facsimile number or mailing address to notify the Partnership that limited partners sharing an address request delivery of a single copy of this information statement if they are receiving multiple copies of information statements.